Exhibit 10.3

TRANSITION AND CONSULTING AGREEMENT

THIS AGREEMENT is made as of July 19, 2016, by and between Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Frank C. Condella, Jr. (the “Executive”).

WHEREAS, Executive currently serves as the Company’s President and Chief Executive Officer, as well as a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s retirement from his service as an officer of the Company and Executive’s role in the transition of his position as an officer of the Company; and

WHEREAS, Executive has agreed to provide his services to assist the Company in the transition to a new President and Chief Executive Officer and to continue to be available to advise and consult as requested by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Company and Executive agree as follows:

1. Executive’s Retirement.

(a) Executive agrees to remain employed as the Company’s President and Chief Executive Officer until July 31, 2016 (the “Resignation Date”). Effective as of the Resignation Date, Executive shall be deemed to have resigned his position as President and Chief Executive Officer but will remain an employee of the Company and a member of the Board.

(b) Executive agrees to remain an employee of the Company from the Resignation Date until August 15, 2016 (the “Employment Termination Date”) during such time period he will be available for in person orientation meetings with the new Chief Executive Officer (through August 4, 2016) and will be available via email or phone as needed (after August 4 and until August 15, 2016.)

(c) From the Employment Termination Date through the end of the Consulting Period (as described in Section 5 of this Agreement), Executive shall serve as a consultant to the Company on the terms set forth in Section 5 of this Agreement.

(d) Notwithstanding the foregoing, nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company prior to the Employment Termination Date.

2. Compensation Through Employment Termination Date. If Executive does not voluntarily terminate his employment prior to the Employment Terminations Date, Executive shall receive the following compensation up to the Employment Termination Date:

(a) Executive’s current base salary, which remain the same as it is as of the date of this agreement, through and including the Employment Termination Date.

(b) Executive shall continue to receive the employee benefits he currently receives.

(c) Executive is eligible to receive a pro rata bonus payment under the terms approved in the Company’s 2016 Executive Bonus Plan. The pro rata bonus payment, if any, will be calculated for the period between January 1,2016 to July 31, 2016. Executive’s current base salary shall be used in calculating the pro rata bonus. The pro rata bonus payment, if any, shall be paid to Executive at the same time as it would be paid to other executives of the Company.

3. Post Employment Termination Date. In connection with Executive’s Employment Termination Date and, with respect to any of the following compensation and benefits to which Executive is not currently entitled or that are not required by law, subject to Executive signing and letting become effective a general release of claims in the form attached hereto as Exhibit A (the “Release”) within the period of time specified therein:

(a) On the Employment Termination Date, the Company shall pay Executive his unpaid base salary through the Employment Termination Date plus any accrued and unused vacation pay. The Company shall reimburse Executive for his business expenses incurred prior to the Employment Termination Date in accordance with Company policies.

(b) On the Employment Termination Date, Executive’s participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company’s 401(k) plan, life insurance premium programs and other medical programs and any car allowance or other personal benefits and perquisites) shall cease. Executive is eligible to elect benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) effective August 16, 2016. For the avoidance of doubt, Executive shall not be eligible for severance benefits under any Company plan.

(c) Attached hereto as Exhibit B is a list of Executive’s outstanding stock options as of the date hereof. Executive agrees that Exhibit B is a correct and complete list of his outstanding stock options on the date of this Agreement. No changes shall be made to the terms of the existing stock options as set forth in the applicable award agreements. Vesting of the outstanding stock options shall continue so long as Executive is a service provider to the Company, which includes his service to the Company as a member of the Board or as a consultant.

(d) Executive agrees to cooperate with the Company in connection with any litigation, whether pending as of the Employment Termination Date or future litigation, as reasonably requested by the Company, at no cost or expense to Executive. The Company will reimburse Executive for reasonable expenses incurred by him in connection with providing such assistance, within thirty (30) days of the submission of the appropriate documentation to the Company.

4. Continuation as a Director on Company Board.

(a) Executive agrees to stand for reelection at 2016 Annual Meeting of Stockholders of the Company on Wednesday, July 27, 2016 and serve as a director if reelected.

(b) If reelected as a director, Executive shall receive the same cash and equity compensation paid to all non-executive directors as set forth in the Company’s 2016 director compensation program, as such program may be amended from time to time. Compensation for duties as a director shall be in addition to other compensation set forth in this Agreement.

5. Consulting Agreement.

(a) Beginning immediately on the Employment Termination Date and continuing through the earlier of (i) February 28, 2017, (ii) the Company’s termination of the Consulting Period (subject to clause (e) below) or (iii) Executive’s death or Disability (such applicable period, the “Consulting Period”), Executive, through Condella & Co., LLC, will be available to provide consulting and advisory services for five (5) workdays each month as may be reasonably requested by the Company’s Chief Executive Officer or the Board. Such services may consist of any matters of concern to the Chief Executive Officer or the Board consistent with Executive’s prior position with the Company. It is expected that Executive’s consulting advice primarily shall be provided in meetings or via telephone discussions with the Company, and Executive shall not be required to prepare or submit extensive reports or memoranda to the Company in connection with providing such services. The Company will reasonably take into consideration Executive’s other business and personal commitments that may arise during the Consulting Period.

(b) Executive shall be paid a monthly fee of $15,000.00 on the first business day of each month during the Consulting Period. Executive shall submit monthly invoices for the services performed and, if requested to do so, shall describe the services provided during the month.

(c) During the Consulting Period, (i) Executive shall not be an employee of the Company, (ii) Executive shall be entitled to receive fees for service as a Board Member, and (iii) Executive shall not be entitled to receive any fringe benefits or perquisites from the Company except as expressly provided in this Agreement or pursuant to any separate written agreement with the Company.

(d) During the Consulting Period, the Company shall pay or reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Executive’s performance of the Consulting Services, upon presentation of written documentation thereof in accordance with Company expense reimbursement policies.

(e) In the event of Executive’s material breach of this Agreement, the Company may terminate the Consulting Period if Executive has not cured such breach within fifteen (15) days after the Company provides written notice to Executive of such breach, and upon such termination, the Company shall have no further obligations under this section 5.

(f) For the purposes of this Agreement, “Disability” is defined as any one or more of the following: (i) Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than three (3) months; or (ii) Executive has been determined to be totally disabled by the Social Security Administration.

(g) During the Consulting Period, Executive will not be an employee of Company. Accordingly, Company will not withhold or deduct from the compensation due to the Executive any amounts for federal, state and local taxes, the payment of which is the sole responsibility of the Executive. At the end of each calendar year during the Consulting Period, Company will issue to Executive a Form 1099 with respect to the compensation paid under this Agreement during the Consulting Period.

6. Covenants by Executive. During the Consulting Period, and for twelve (12) months thereafter, Executive will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

8. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

9. Arbitration. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be referred to exclusively by arbitration, before a single arbitrator, in the City of Commonwealth of Massachusetts, in accordance with the Commercial Rules of Judicial Arbitration and Mediation Services.

10. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of Executive, his principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

11. Governing Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the Commonwealth of Massachusetts.

12. Tax Withholding. Except as set forth in Section 5(g) of this Agreement, the Company shall withhold from any payments made to Executive under this Agreement any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law.

13. Miscellaneous.

(a) Executive acknowledges that he has received, or had the opportunity to receive, independent legal advice from legal counsel of his choice prior to executing this Agreement and that he has not relied on any representations or statements made by the Company that are not specifically set forth in this Agreement.

(b) This Agreement represents the entire understanding of the parties hereto with respect to the matters set forth herein and supersedes any prior understandings or agreements between the parties with respect thereto. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by Executive and, on behalf of the Company, by the Company’s Chairman (except that after the Resignation Date, such waiver may be signed by the Chief Executive Officer or another authorized officer of the Company determined by the Board), as the case may be.

14. Section 409A of the Internal Revenue Code of 1986 (the “Code”).

(a) It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) To the extent that any payments or benefits hereunder which provide for reimbursements of expenses, in-kind benefits or legal fees would be considered deferred compensation under Section 409A of the Code, such payments shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred, and the amount of reimbursable expenses or in-kind benefits available during a calendar year may not affect the amount of reimbursable expenses or in-kind benefits available in any other calendar year.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first set forth above.

JUNIPER PHARMACEUTICALS, INC.	EXECUTIVE

/s/ James A. Geraghty	/s/ Frank C. Condella, Jr.
Name: James A. Geraghty	Name: Frank C. Condella, Jr.
Title: Chairman of the Board of Directors

EXHIBIT A

Mutual Release of Claims

This Mutual Release of Claims (this “Release”) is entered into in connection with the Retirement and Consulting Agreement dated July 19, 2016 (the “Agreement”) between Frank C. Condella, Jr. (“Executive”) and Juniper Pharmaceuticals, Inc. (the “Company”).

1. Except for “Reserved Matters any and all Claims (as defined below), which Executive may have against Company (as defined below) and which Company may have against Executive arising out of Executive’s employment with Company or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released. “Claims,” as used in this Release, shall include but not be limited to those based upon or arising out of any alleged violation of Executive’s civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute (including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act; and any other law prohibiting race, sex, sexual orientation, age, national origin, religion, disability, or discrimination or harassment. “Company” as used in this Release, shall include, in addition to the Company, any predecessor, successor, parent, subsidiary or affiliate of the Juniper Pharmaceuticals, Inc. or any officer, director, employee, shareholder or affiliate of it, including any attorneys, advisors, or authorized agents thereof.

“Reserved Matters” shall mean (a) claims arising out of the promises contained in the Agreement, (b) all rights to indemnification and advancement of defense costs and expenses arising as a consequence of Executive’s prior or future service as an officer or director of the Company or any affiliate thereof, and (c) payment of accrued and unpaid salary, compensation, unused vacation time, and expense reimbursement.

2. Each party acknowledges that it is its intention to fully and finally resolve and release the other party for any and all Claims, known or unknown, which may exist against the other party and recognizes that it may later discover facts in addition to or different from those which it now knows or believes to be true. Notwithstanding the foregoing, Company does not release Executive from any unknown Claims relating to any intentional misconduct constituting fraud, misappropriation of trade secrets, embezzlement or other intentionally unlawful conduct.

3. In addition to the release set forth above, Executive voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act (the “ADEA”). This waiver is given only in exchange for consideration set forth in the Agreement that is in addition to anything of value to which Executive is entitled. This waiver does not waive rights or claims that may arise under the ADEA after the date of execution of this Release. Executive acknowledges that:

(a) this Release is written in a manner calculated to be understood by Executive,

(b) Executive has been advised in writing to consult with an attorney before executing this Release,

(c) Executive is being given a period of twenty-one (21) days within which to consider this Release, and

(d) to the extent Executive executes this Release before the expiration of the twenty-one (21)-day period, Executive does so knowingly and voluntarily.

Executive will have the right to cancel and revoke this Release during a period of seven (7) days following his execution of it. In order to cancel and revoke this Release, Executive must deliver to Company, prior to the expiration of the seven (7)-day period, a written notice of cancellation and revocation. Notwithstanding anything to the contrary in this Release, any rights to indemnification for third-party claims to which Executive is entitled in his capacity as an officer or director of Company shall be unaffected by this Release.

Executive understands and agrees that to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against Company at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Release. Executive agrees not to file or pursue any such legal claims.

JUNIPER PHARMACEUTICALS, INC.	EXECUTIVE

/s/ James A. Geraghty	/s/ Frank C. Condella, Jr.
Name: James A. Geraghty	Name: Frank C. Condella, Jr.
Title: Chairman of the Board of Directors

EXHIBIT B

Stock Options Held by Executive

Option Grant Date	# Exercisable Options	# Unexercisable Options	Option Exercise Price	Option Expiration Date
12/11/2009	12,500		$6.96	12/11/2016
9/15/2010	43,748		$8.56	9/15/2017
2/7/2011	39,374		$20.72	2/7/2018
2/29/2012	29,530	9,844	$5.28	2/29/2019
3/1/2013	9,375	18,750	$4.96	3/1/2020
3/10/2014	10,000	30,000	$7.05	3/10/2021
2/11/2015	7,500	32,500	$5.56	2/11/2022
2/19/2016	110,000	110,000	$7.82	2/19/2023